Exhibit 21.1

Dynex Capital, Inc.
List of Consolidated Entities
As of December 31, 2006

Dynex Commercial Services, Inc.
Dynex Securities, Inc.
GLS Capital Services, Inc.
GLS Development, Inc.
SMFC Funding Corporation
MSC I L.P.
Issued Holdings Capital Corporation
Commercial Capital Access One, Inc.
Resource Finance Co. One
Resource Finance Co. Two
ND Holding Co.
MERIT Securities Corporation
Financial Asset Securitization, Inc.
GLS Capital, Inc.
GLS Properties, LLC
Allegheny Commercial Properties I, LLC
Allegheny Income Properties I, LLC
Allegheny Special Properties, LLC
GLS Capital Services - Marlborough, Inc.
SHF Corp.

NOTE:
All companies were incorporated in Virginia except for GLS Properties, LLC, Allegheny Commercial Properties I, LLC, Allegheny Income Properties I, LLC, and Allegheny Special Properties, LLC (Pennsylvania).